Exhibit 8.1

October 18, 2019

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Ladies and Gentlemen:

We have acted as tax counsel to Eagle Bancorp Montana, Inc., a Delaware corporation (“Eagle”), in connection with the merger of Western Holding Company of Wolf Point, a Montana corporation (“WHC”), with and into Eagle pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 8, 2019, by and among Eagle, Opportunity Bank of Montana, a Montana state bank and wholly-owned subsidiary of Eagle (“Opportunity Bank”), WHC and Western Bank of Wolf Point, a Montana state bank and wholly-owned subsidiary of WHC (“Western Bank”). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. This opinion letter is being furnished to Eagle in connection with the filing by Eagle under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus contained therein, with the Securities and Exchange Commission (the “SEC”) pursuant to the Merger Agreement.

In connection with the opinion expressed below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the representation letters of Eagle and WHC, in each case, with respect to the Merger (collectively, the “Representation Letters”), the Merger Agreement, the Registration Statement, and such other corporate records, agreements, documents and instruments as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and we have assumed that all such facts, information, representations, covenants and agreements were initially and are currently true, correct and complete and will continue to be true, correct and complete through the Effective Time.

For purposes of rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective time, (iii) the factual statements and representations made by Eagle and WHC in their respective Representation Letters dated as of the date hereof and delivered to us for purposes of this opinion are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Eagle and WHC or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof, and may be affected by amendments to the Code or the Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. There can be no assurance that our opinion will be accepted by the Internal Revenue Service, or if challenged, by a court. We express no opinions other than as to the federal income tax of the United States of America. This opinion does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

Based upon and subject to the foregoing and the limitations and qualifications set forth herein, it is our opinion that the discussion in the section of the Registration Statement entitled “Proposal 1: The Merger - Material U.S. Federal Income Tax Consequences of the Merger” constitutes the material U.S. federal income tax consequences of the Merger.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the caption “Proposal 1: The Merger - Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

/s/ Nixon Peabody LLP